EXHIBIT 99.5

NOTE

PAYMENT OF THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN INTERCREDITOR AGREEMENT DATED SEPTEMBER 2, 2008 BY AND AMONG ABC FUNDING, INC., AS BORROWER, CIT CAPITAL USA INC., IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR THE SENIOR INDEBTEDNESS, CIT CAPITAL USA INC., IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR THE SECOND LIEN OBLIGATIONS AND OTHER PARTIES THERETO (THE “INTERCREDITOR AGREEMENT”), BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE IS $21,391,312.00. THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $608,688.00 THE ISSUE DATE IS SEPTEMBER 2, 2008. FOR INFORMATION ON THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT ROBERT P. MUNN, 4606 FM 960 WEST, SUITE 400, HOUSTON, TEXAS 77069, 281-315-8865).

$22,000,000.00                                                                                                                                                                                                    September 2, 2008

FOR VALUE RECEIVED, ABC Funding, Inc., a Nevada corporation (the “Borrower”) hereby promises to pay CIT Capital USA Inc. or its registered assigns (the “Lender”), at the principal office of CIT Capital USA Inc. (the “Administrative Agent”), at 505 Fifth Avenue, 10th Floor, New York, NY 10017, the principal sum of Twenty-two Million Dollars $22,000,000.00 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Loan Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on behalf of the Borrower on its books.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is recorded in the Register.  Prior to registration of the transfer, the Borrower and its agent shall be entitled to treat the registered holder of the Note (as recorded in the Register) as the owner in fact thereof for all purposes.

This Note is one of the Notes referred to in the Second Lien Term Loan Agreement dated as of September 2, 2008 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Loan Agreement as the same may be amended, supplemented or restated from time to time, the “Loan Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Loan Agreement and is entitled to the benefits provided for in the Loan Agreement and the other Loan Documents.  The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

 [Signature Page Follows]

ABC FUNDING, INC.

By: /s/  Carl A. Chase
      Carl A. Chase
      Chief Financial Officer